EXHIBIT 99.1

Velt International Group Inc. acquires THF Holdings Pty Ltd

Thousand Oaks, California, Jan. 24, 2019 (GLOBE NEWSWIRE) -- Velt International Group Inc. (OTC Pink: VIGC) (the “Company” or “Velt”) today announced that on January 22, 2019 it has executed an agreement to acquire all of the issued and outstanding shares of THF Holdings Pty Ltd (“THF”), an Australian Cancer Treatment and Medical devices company.

Under the agreement, Velt acquired 100% outstanding shares of THF for the aggregated amount of USD 1 Million. Velt shall issue shares equivalent to the acquisition amount based on share price closed on January 22, 2019. Rural Asset Management Services, Inc. (“RAM”) is the sole shareholder of THF and on December 14, 2018 RAM acquired 1,132,000 shares of Velt, which makes it a majority shareholder of the Company.

Ali Kasa, the CEO and President of the Company and Director of THF Holdings Pty Ltd said, “the acquisition of THF is critical for Velt future directions and business model. We are exploring the life sciences sector and perhaps consider venture into latest technology related to cancer treatment.”

About THF Holdings Pty Ltd

THF Holdings Pty Ltd is an Australian company with investment and assets in cancer treatment medical devices and equipment. The company is fully owned by Rural Asset Management Services, Inc. that invests in biotechnology, life sciences, software and ICT.

About Velt International Group Inc.

Velt International Group Inc. is a Nevada based incorporated since 2011 with branch operations in California as well. Since December of 2017, the company has invested in development of mobile applications in quest to find a profitable business model. With acquisition of THF Holdings in Australia the company has decided to embark in life science as a sector to operate and cancer treatment as an area that it will develop its expertise and business.

Forward-Looking Statements

Certain statements in this news release may contain forward-looking information within the meaning of Rule 175 under the Securities Act of 1933, are subject to Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbors created by those rules. All statements, other than statements of fact, included in this release, including, without limitation, statements regarding potential future plans and objectives of the company, are forward-looking statements that involve risks and uncertainties. There can be no assurance that such statements will prove to be accurate and other results and further events could differ materially from those anticipated in such statements. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.

Contact information

Henry Pang

hpang@speedlightcs.com

Tel: 323-713-3244